Exhibit 10.1

HAO FENG GROUP LTD.

(Incorporated in the Cayman Islands)

EMPLOYMENT AGREEMENT

Counterpart — [*]

This Employment Agreement (this “Agreement”) is made on [*] between:

(1) Hao Feng Group Ltd., an exempted company incorporated in the Cayman Islands with limited liability, with registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands (the “Company”); and

(2) [*] (the “Executive”).

The Company and the Executive are together the “Parties” and each a “Party”.

Background

A. The Company is the listing vehicle of the Hao Feng group and intends to list its Class A ordinary shares on the New York Stock Exchange (NYSE).

B. The Company wishes to employ the Executive, and the Executive wishes to serve, on the terms of this Agreement. Salary and benefits may be paid by the Company or by a designated subsidiary (including Hao Feng International Limited) on the Company’s behalf.

C. This Agreement is a completed counterpart of the form of employment agreement referred to as Exhibit 10.1 to the Company’s registration statement on Form F-1.

1. Appointment and Duties

1.1 The Company employs the Executive, and the Executive accepts employment, in the position set out in the Schedule (the “Position”).

1.2 The Executive shall report to the person or body specified in the Schedule and shall perform the duties reasonably associated with the Position and such other duties as the Board of Directors of the Company (the “Board”) may assign, consistent with the Position.

1.3 The Executive shall devote substantially all of his or her working time and attention to the business of the Company and its subsidiaries (the “Group”), act in good faith and in the best interests of the Group, and comply with all applicable laws, the Company’s memorandum and articles of association, and the Group’s policies (including the Code of Business Conduct and Ethics and the Compensation Recovery Policy).

1.4 The Executive’s principal place of work shall be the Group’s offices in Hong Kong at Floor 17, Room A, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong, or such other place in Hong Kong as the Company may reasonably require. The Executive may be required to travel.

2. Term

2.1 Employment under this Agreement shall commence on the Commencement Date specified in the Schedule and shall continue for an initial term of three (3) years, unless earlier terminated in accordance with Clause 6.

2.2 Thereafter the appointment shall automatically renew for successive one-year periods unless either Party gives written notice of non-renewal at least three (3) months before the end of the then-current term.

3. Remuneration and Benefits

3.1 The Company (or a designated subsidiary) shall pay the Executive a basic salary at the rate specified in the Schedule, payable monthly in arrears on the last working day of each calendar month, subject to applicable deductions.

3.2 The Executive shall be eligible for a discretionary bonus as specified in the Schedule. Any bonus is not guaranteed, does not form part of basic salary, and shall be determined by the Board or, once constituted, the Compensation Committee.

3.3 Upon the listing of the Company’s ordinary shares on the New York Stock Exchange (NYSE), the Executive shall be eligible for the listing-related increment or bonus specified in the Schedule, if any.

3.4 The Executive shall be eligible to participate in any incentive, equity or benefit plans the Board or Compensation Committee may adopt for executive officers, subject to the terms of those plans and to the Company’s Compensation Recovery Policy.

3.5 The Group shall comply with mandatory provident fund and other statutory employment obligations in Hong Kong. The Executive is entitled to statutory rest days, statutory holidays and paid annual leave in accordance with the Employment Ordinance (Cap. 57) and the Schedule.

3.6 The Board or Compensation Committee shall review remuneration at least annually. No increase is guaranteed.

4. Hours

4.1 Normal working hours are Monday to Friday, 09:00 to 18:00, with a one-hour lunch break, public holidays excepted. The Executive shall work such additional hours as the Position reasonably requires without additional compensation, except as required by law.

5. Conflicts, Outside Interests and Confidentiality

5.1 The Executive shall not, without prior written consent of the Board, accept any other employment or directorship or carry on any other business during the term, whether or not competing with the Group.

5.2 The Executive shall not place himself or herself in a position where personal interests conflict with those of the Group, and shall disclose any actual or potential conflict promptly to the Board.

5.3 The Executive shall not accept any commission, brokerage, contingent fee, gratuity or other benefit from a third party in respect of any transaction involving the Group.

5.4 The Executive shall keep confidential, during employment and after termination, all non-public information relating to the Group, its clients, finance, employees or affairs (“Confidential Information”), except as required by law or in the proper performance of duties. If legally compelled to disclose Confidential Information, the Executive shall, to the extent lawful, give the Company prior notice and limit disclosure to what is required.

5.5 All work product, inventions, materials and intellectual property created by the Executive in the course of employment shall belong to the Company or its designated subsidiary. The Executive hereby assigns all such rights to the Company and shall execute documents reasonably requested to perfect that assignment.

5.6 Upon termination the Executive shall immediately return all Group property and delete Confidential Information from any personal device, and shall provide passwords used in the performance of duties.

6. Termination

6.1 The Company may terminate this Agreement immediately for cause, without notice or payment in lieu, if the Executive:

(a) commits any serious or persistent breach or non-observance of this Agreement;

(b) is convicted of a criminal offence (other than a minor traffic offence);

(c) wilfully disobeys a lawful and reasonable order of the Board;

(d) is guilty of fraud, dishonesty or receipt of bribery; or

(e) is guilty of severe neglect of his or her duties.

6.2 The Company may terminate this Agreement without cause by giving not less than three (3) months’ prior written notice, or payment of basic salary in lieu of all or part of that notice.

6.3 The Executive may resign at any time by giving not less than three (3) months’ prior written notice.

6.4 Either Party may terminate in accordance with any additional statutory rights under Hong Kong law. Nothing in this Agreement excludes any right that cannot lawfully be excluded.

6.5 Termination of employment shall not of itself terminate any office as director. Resignation or removal as a director shall be dealt with under the Company’s articles and applicable law.

7. Non-solicitation

7.1 For three (3) months after termination, the Executive shall not, on his or her own behalf or for any other person, directly or indirectly solicit or entice away from the Group: (a) any director, employee or executive of managerial status with whom the Executive had dealings in the last six months of employment; or (b) any person employed or engaged by the Group who is reasonably likely to possess Confidential Information and with whom the Executive had dealings in that six-month period.

7.2 The restrictions in this Clause 7 are reasonable and necessary to protect the Group. If any restriction is held too broad, it shall be modified to the minimum extent needed to make it enforceable.

8. Compensation Recovery Policy

8.1 Incentive compensation received by the Executive is subject to the Company’s Compensation Recovery Policy as adopted by the Board (and any successor policy required by Section 10D of the U.S. Securities Exchange Act of 1934 or the applicable NYSE listing standards). The Executive shall sign any acknowledgement the Company reasonably requires. This Clause survives termination.

9. Personal Data

9.1 The Company may collect, use and disclose the Executive’s personal data for employment, payroll, regulatory and listing purposes, including disclosure in the Company’s SEC filings. The Executive may request access to and correction of personal data in accordance with the Personal Data (Privacy) Ordinance (Cap. 486).

10. Miscellaneous

10.1 This Agreement, together with the Schedule and any side letter concerning the Compensation Recovery Policy, constitutes the entire agreement between the Parties on its subject matter and supersedes prior negotiations relating to employment by the Company. Existing employment with a Group subsidiary remains in force except as the Parties otherwise agree in writing.

10.2 Amendments must be in writing and signed by both Parties. A waiver must be in writing and is not a continuing waiver.

10.3 If any provision is invalid, the remaining provisions continue in force.

10.4 Notices shall be in writing and delivered by hand or email to the addresses in the Schedule (or any updated address notified in writing).

10.5 This Agreement may be signed in counterparts, including electronic counterparts, each of which is an original.

10.6 This Agreement is governed by the laws of the Hong Kong Special Administrative Region. The Parties submit to the exclusive jurisdiction of the Hong Kong courts.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above.

SIGNED by the Company

HAO FENG GROUP LTD.
Signed for and on behalf of the Company

Name:
Title:
Date:

SIGNED by the Executive

Name:
Title:
Date:

SCHEDULE

Particulars of Executive

1. Full name of Executive:

2. Position:

3. Reports to:

4. Commencement Date:

5. Basic salary:

6. Discretionary bonus:

7. Listing-related increment:

8. Annual leave:

9. Notice address of Executive:

10. Notice address of Company: